EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert L. Kirkman, M.D.
Chief Business Officer and Vice President
Xcyte Therapies, Inc.
(206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Seattle, WA-August 12, 2004 - Xcyte Therapies, Inc. (Nasdaq: XCYT) reported today a net loss of $6.1 million, or $0.41 per basic and diluted share, for the three months ended June 30, 2004, compared with a net loss of $5.3 million, or $3.60 per basic and diluted share, for the three months ended June 30, 2003. Revenue for the second quarter of 2004 was approximately $24,000, compared with approximately $59,000 for the year earlier quarter. Research and development expenses were $4.4 million and $4.3 million for the second quarters of 2004 and 2003, respectively. General and administrative expenses were $1.7 million in the second quarter of 2004, compared with $1.0 million in the second quarter of 2003.

For the six months ended June 30, 2004, the net loss applicable to common shareholders was $33.3 million, or $3.66 per basic and diluted share, compared with $9.2 million, or $6.21 per basic and diluted share, for the six months ended June 30, 2003. Revenue for the first six months of 2004 was approximately $36,000, compared with approximately $72,000 for the year earlier period. Research and development expenses were $8.6 million for the six months ended June 30, 2004, compared with $7.0 million for the six months ended June 30, 2003, primarily as a result of the more advanced clinical development of Xcellerated T Cells. General and administrative expenses were $3.3 million and $2.2 million for the same periods, respectively.

Interest expense increased from $131,000 for the six months ended June 30, 2003, to $12.7 million for the six months ended June 30, 2004, due primarily to non-cash interest expense associated with the convertible promissory notes issued in October 2003. In addition, the net loss applicable to common stockholders for the six months ended June 30, 2004, included a non-cash charge of $9.0 million related to the valuation of preferred stock at issuance.

Xcyte Therapies completed its initial public offering on March 19, 2004. As of June 30, 2004, there were 14.8 million shares of common stock outstanding, as compared to 1.5 million shares of common stock as of June 30, 2003. The loss per basic and diluted share for the six months ended June 30, 2004 is based upon a weighted average of the number of common shares outstanding for the period of 9.1 million shares.

At June 30, 2004, Xcyte had cash, cash equivalents and short term investments of $33.7 million, compared with $13.5 million at December 31, 2003.

Xcyte Therapies is developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate Technology to generate activated T cells, called Xcellerated T Cells, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. These Xcellerated T Cells are then administered to the patient.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.

Xcyte Therapies, Inc.

Statements of Operations

(Unaudited)

(In thousands, except shares and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$24	$59	$36	$72

Operating expenses:
Research and development	4,426	4,330	8,601	7,029
General and administrative	1,723	1,040	3,297	2,194

Total operating expenses	6,149	5,370	11,898	9,223

Loss from operations	(6,125)	(5,311)	(11,862)	(9,151)
Other income (expense):
Interest income	106	30	148	94
Interest expense	(67)	(65)	(12,656)	(131)
Loss on sale of equipment	—	—	—	(1)

Other income (expense), net	39	(35)	(12,508)	(38)

Net loss	(6,086)	(5,346)	(24,370)	(9,189)
Accretion of preferred stock	—	—	(8,973)	—

Net loss applicable to common stockholders	$(6,086)	$(5,346)	$(33,343)	$(9,189)

Basic and diluted net loss per share	$(0.41)	$(3.60)	$(3.66)	$(6.21)

Shares used in computation of basic and diluted net loss per share	14,800,321	1,483,370	9,107,401	1,480,603

Xcyte Therapies, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2004	December 31, 2003
Cash, cash equivalents and investment securities	$33,730	$13,540
Other current assets	1,277	519
Property and equipment, net	3,905	2,767
Other assets	948	1,672

Total assets	$39,860	$18,498

Current liabilities	$4,169	$14,712
Long-term obligations and other liabilities	2,594	1,555
Redeemable convertible preferred stock and warrants	—	67,071
Stockholders’ equity (deficit)	33,097	(64,840)

Total liabilities and stockholders’ equity (deficit)	$39,860	$18,498

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